Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement (Form S-4 No. 333-136946) of our reports dated February 24, 2006, with respect to the consolidated financial statements of Citizens Banking Corporation and subsidiaries, Citizens Banking Corporation's management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Citizens Banking Corporation, included in its Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP

Detroit, Michigan
January 18, 2007